Exhibit 99.1

SBT Bancorp, Inc. Announces David H. Mackenzie’s Appointment as Chief Mortgage & Consumer Lending Officer

SIMSBURY, Conn.--(BUSINESS WIRE)--October 18, 2013--SBT Bancorp, Inc. (OTCBB: SBTB, Cusip 78391C106), the holding company of Simsbury Bank, announces that David H. MacKenzie has joined its team as Senior Vice President and Chief Mortgage & Consumer Lending Officer of both the Bank and SBT Bancorp, Inc. In this role, Mr. MacKenzie has overall responsibility for all mortgage and consumer loan activities of the organization.

“We are very pleased to have David MacKenzie join our team,” said Martin J. Geitz, President and CEO of SBT Bancorp, Inc. and Simsbury Bank. “Dave’s extensive experience in all aspects of mortgage lending and servicing position him well to lead our high performing team toward its growth goals. During the past several years, we built a first class team that has placed us among the top three community bank mortgage lenders in Hartford County. Under Dave’s leadership, we will bring our advisor based approach of helping customers achieve their goals to markets throughout Southern New England.”

Mr. MacKenzie was most recently Senior Vice President of Residential and Consumer Lending Groups at Patriot National Bank. Earlier in his career, Mr. MacKenzie had senior management positions for many years with both Greenpoint Financial and CitiBank’s mortgage banking division He is a graduate of Providence College.

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. The Bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy internet banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

CONTACT:
SBT Bancorp, Inc.
Susan Presutti, 860-408-5493
spresutti@simsburybank.com